CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Centuar Mutual Funds Trust relating to the financial statements and financial highlights of DCM/INNOVA High Equity Income Innovation Fund and Lebenthal Ultra Short Tax-Free Income Fund, each a series of shares of beneficial interest in Centaur Mutual Funds Trust. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

March 7, 2024